Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
Nov. 6, 2007
PEABODY ENERGY ANNOUNCES RESULTS
 FOR THE QUARTER AND NINE MONTHS ENDED SEPT. 30, 2007
•	Quarterly revenues grow 18% to record $1.49 billion; year-to-date revenues rise 7% to $4.18 billion

•	Quarterly volume of 68.5 million tons sets new record

•	EBITDA totals $210.9 million for the quarter and $785.1 million through nine months

•	Pro forma revenues and EBITDA from continuing operations increase 12% and 8%, respectively, through nine months

•	Peabody maintains full-year targets excluding Patriot Coal spin-off
ST. LOUIS, Nov. 6 — Peabody Energy (NYSE: BTU) today reported third quarter 2007 earnings of $0.12 per share on net income of $32.3 million, compared with $0.53 per share and $142.0 million in the same period a year ago. EBITDA for the quarter and nine months was $210.9 million and $785.1 million, respectively. Year-to-date pro forma EBITDA from continuing operations increased 8 percent over the prior year.
     During the quarter, Peabody made significant progress in reshaping the earnings base by increasing production capacity in Australia, concluding cost and productivity initiatives in the Powder River Basin, expanding global coal trading operations and spinning off Patriot Coal Corporation.
     “Peabody has outstanding leverage to rising international markets, we have captured higher prices for Powder River Basin and Midwestern coal, expanded global coal trading operations, and stabilized operating costs,” said Peabody Chairman and Chief Executive Officer Gregory H. Boyce. “The strategies we put in place will create meaningful additional value from our reshaped asset base, leading marketing practices and global expansion.”
     Third quarter and year-to-date revenues grew to $1.49 billion and $4.18 billion, respectively, on higher volumes in all regions and improved pricing in the United States. Peabody achieved record volumes of 68.5 million tons for the quarter and 191.9 million tons
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 2
through nine months, with higher shipments from nearly all U.S. operating regions and a near-tripling of Australian volumes. Third quarter revenues per ton grew 12 percent in the United States, led by a 29 percent rise in premium Powder River Basin sales realizations.
     EBITDA for the quarter was $210.9 million, as improved contributions from U.S. mining operations were offset by approximately $95 million in impacts related to: lower realized prices for metallurgical coal settled for the current year; Australian demurrage and coal chain issues; and changes in exchange rates. These results compare with EBITDA of $270.7 million in the prior year.
     “Our operations had a solid performance this quarter, with production running at higher levels in all regions and U.S. margins per ton expanding 24 percent from the prior year,” said Chief Financial Officer and Executive Vice President of Corporate Development Richard A. Navarre. “Our new and expanded operations in Australia are benefiting from strong market fundamentals and higher price realizations, putting us on pace to deliver growing contributions in 2008 and beyond.”
     Peabody completed the tax-free spin-off of Patriot Coal on October 31, issuing a dividend of the Eastern U.S. subsidiary to shareholders on a ratio of one share of Patriot Coal (NYSE: PCX) for every 10 shares of Peabody. Patriot is now an independent company. Its historical results for the nine months are included in Peabody’s results, except where noted otherwise, but will be reflected in Peabody’s year-end financial statements as a discontinued operation. On a pro-forma basis, Peabody’s revenues and EBITDA from continuing operations increased 12 and 8 percent, respectively, through nine months.
     “The successful spin-off of Patriot completes a key business strategy that had been evaluated, engineered and executed for more than a year, with multiple benefits for Peabody,” said Boyce. “With this one act, Peabody has improved our operating and geologic risk; enhanced our management and capital focus on large, long-lived surface mines; reduced our legacy liabilities, and further honed our asset base toward the highest-growth, highest-margin markets in the United States and around the world.”
     Net income was $32.3 million, or $0.12 per share, compared with year-ago levels of $142.0 million and $0.53 per share. Results include higher depreciation, depletion and amortization (DD&A) and increased interest expense following last year’s Australia acquisition.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 3
Safety and Reclamation
     Peabody continues to be recognized for its industry-leading practices in the areas of safety and reclamation, receiving numerous awards during the quarter. The company’s Farmersburg Mine received the prestigious Sentinels of Safety award for the nation’s safest large coal mine and the Lee Ranch Mine was recognized as the Safe Operator of the Year by the New Mexico State Mine Inspector’s office. In the areas of sustainability and stewardship, the company was recognized for its ongoing initiatives with five awards from the U.S. Department of the Interior, including the Silver and Bronze Good Neighbor awards.
GLOBAL MARKETS
     “The world’s fastest-growing economies are relying on coal, and global coal production is straining to keep pace with rising demand,” said Boyce. “Near term, record seaborne coal demand is benefiting Peabody’s Australian and Venezuelan coal sales and enabling exports from our Illinois Basin operations. This combines with growing U.S. coal demand and reduced supply to also favorably impact U.S. Powder River Basin and Colorado markets. Longer term, the world is experiencing a major buildout of new generating plants and steel mills that will drive coal growth even higher.”
International Markets
     Global supply-demand fundamentals continue to tighten, and thermal coal prices in all seaborne markets have risen to new records.
     Published prices for Newcastle, Australia coal recently reached $80 per tonne, which is nearly $35 per ton, or 74 percent, higher than a year ago when Peabody completed its major Australia acquisition.
     Spot prices for metallurgical coal from Australia have also reached new records, just as negotiations for the upcoming fiscal year are beginning.
     Peabody has 11 to 13 million tons of Australian coal production available for pricing in 2008, more than half of which is metallurgical coal. Peabody has 17 to 20 million tons of Australian coal unpriced for 2009, approximately half of which is metallurgical coal.
     Australia rail and port congestion improved in the quarter but remain above expectations. Persistent congestion has led port operators to reduce fourth quarter throughput allocations for all shippers. Vessel queues have declined by more than 35 percent at Dalrymple
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 4
Bay, to approximately 34 vessels. Vessel queues have been cut nearly in half at Newcastle, and now stand at approximately 38 vessels.
     As expected, China remains a net importer for 2007 despite high freight rates and record import coal prices. The Indian government is considering raising coal imports due to growing shortages of thermal coal, with one-third of generators below the seven-day level for stockpiles. India’s current metallurgical coal import position of 25 million tonnes per year is expected to double by 2012. Russia is expected to reduce metallurgical coal exports near term and retain more thermal coal for domestic generation over the long term.
     The benchmark API 2 financial market for delivered coal into Europe has soared to $125 per tonne in recent weeks, implying prices of $75 per tonne or more at the ports in South America, the U.S. Gulf of Mexico or South Africa. Peabody expects to sell nearly 30 million tons of coal in the seaborne markets in 2007, excluding exports from Patriot Coal, and this is expected to increase in future years.
     Coal’s long-term demand profile continues to improve, as the world’s fastest-growing economies continue to develop coal-fueled electricity generating plants. More than 157,000 MW of coal-fueled generation is under construction around the world, representing 550 million tons of annual coal use.
U.S. Domestic Markets
     In the United States, strong late summer and fall electricity generation led to a much greater decline in third quarter stockpiles than the prior year. The U.S. Energy Information Administration now projects year-end 2007 coal inventories of approximately 140 million tons, which is 10 million tons lower than 2006. U.S. exports of both steam and metallurgical coal have increased in 2007 while imports have tapered off. Peabody believes that U.S. coal exports will further expand in the fourth quarter of 2007 and through 2008, while imports are expected to decline. This could further tighten U.S. markets significantly and result in a tripling of U.S. net exports over a two-year period, from 13 million tons in 2006 to 35 to 40 million tons in 2008.
     Reference Powder River Basin and Central Appalachian coal products have seen published prices for 2009 delivery improve 68 and 40 percent, respectively, over prompt-delivery prices at the beginning of 2007.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 5
     During the quarter, Peabody priced 17 million tons of U.S. production for 2008 deliveries. Through nine months, the company has committed to 66 million tons of premium Powder River Basin coal for delivery in future years at prices 45 percent above realized 2006 levels.
     Taking into account the Patriot Coal spin-off, Peabody has 15 to 20 million tons of planned U.S. production remaining unpriced for 2008 and 80 to 90 million tons unpriced for 2009.
     Longer term, a large number of clean, new coal-fueled generating plants are advancing in the United States, while some others are deferred or cancelled. In the largest new coal-fueled plant buildout in the past several decades, 45 units are new, under construction or in late-stage development in 21 states. This represents 23,900 MW of capacity and approximately 100 million tons of annual coal use. Eleven of these units have begun construction in 2007. Development of clean coal-fueled generation is essential to limit electricity shortages and price increases. Recent data demonstrates that power prices are rising at record pace, and the North American Electric Reliability Council recently warned that electricity demand continues to grow faster than expected supply.
PROJECT UPDATES
     Peabody made significant progress toward reshaping its global earnings base and operating portfolio to target high-growth markets and ongoing productivity improvements.
Major International Projects
•	Ramping up of new mines in Australia allowed Peabody to increase Australia sales by 24 percent from the second quarter of 2007, and nearly triple prior-year sales. The company has recently started operations at the high-quality thermal export North Wambo Underground Mine.

•	Peabody is the second-largest shareholder in the Newcastle Coal Infrastructure Group (NCIG), which is in the early stages of development for a dedicated port facility. The port would provide Peabody with additional dedicated throughput of more than 5 million tons per year in the first phase over existing Newcastle entitlements. Final determination to proceed with construction is expected to occur in the first half of 2008.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 6
Major U.S. Projects
•	A new in-pit conveyor system, equipment redeployment and other upgrades at Powder River Basin operations lowered energy costs and improved throughput. Construction continues on a new coal blending and loadout facility at North Antelope Rochelle to optimize quality premiums and improve storage capacity.

•	Preliminary site development for the El Segundo Mine in New Mexico was completed in the third quarter, and construction for the coal handling structures began in October. El Segundo remains on track to begin production in the second half of 2008 to serve long-term contracts with Southwestern U.S. power generators.

•	The Prairie State Energy Campus equity partners have completed financial closing and given Bechtel Power Corporation notice to proceed to full-scale construction for the planned 1,600 MW supercritical power plant. The project is fully subscribed by equity partners. Peabody will retain a 5 percent ownership position in the plant, the first unit of which is expected to begin generation in 2011.

•	Peabody and ConocoPhillips have selected Kentucky as the state to pursue development of a major commercial-scale coal-to-gas facility. The companies are conducting a feasibility study for a mine-mouth gasification project using ConocoPhillips proprietary E-GAS™ technology. The facility would annually produce 50 to 70 billion cubic feet of pipeline-quality natural gas, representing more than 1.5 trillion cubic feet of gas over a 30-year project life.
OUTLOOK
     Peabody is maintaining full-year 2007 targets, excluding discontinued operations related to the Patriot Coal spin-off. 2007 produced volumes from continuing operations are targeted to be 215 to 220 million tons with sales of 235 to 245 million tons. Full-year EBITDA from continuing operations is now targeted to be $900 million to $1,000 million with earnings per share of $1.50 to $1.75.
     Peabody’s end-of-year results will report Patriot Coal as a discontinued operation. Peabody’s full-year targets from continuing operations exclude results related to Patriot Coal, and a one-time after-tax charge related to the spin-off that is currently estimated to be approximately $150 million.
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PEABODY ENERGY ANNOUNCES RESULTS — PAGE 7
     Peabody Energy is the world’s largest private-sector coal company. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.
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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: the outcome of commercial negotiations involving sales contracts or other transactions; customer performance and credit risk; supplier performance, and the availability and cost of key equipment and commodities; availability and costs of transportation; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments, including mercury and carbon dioxide related limitations; the outcome of pending or future litigation; coal and power market conditions; weather patterns affecting energy demand; availability and costs of competing energy resources; risks associated with our Btu conversion or generation development initiatives; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.
For more information on Patriot Coal, investors are referred to Patriot management, its SEC filings or PatriotCoal.com.

Condensed Income Statements (Unaudited)
For the Quarters Ended Sept. 30, 2007, June 30, 2007 and Sept. 30, 2006 and Nine Months Ended Sept. 30, 2007 and 2006
(Dollars in Millions, Except Per Share Data)

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
	2007	2007	2006	2007	2006

Tons Sold (In Millions)	68.5	62.5	60.8	191.9	182.9

Revenues	$1,493.6	$1,322.1	$1,265.0	$4,180.8	$3,893.2
Operating Costs and Expenses	1,265.6	1,077.5	1,003.0	3,434.8	3,078.8
Depreciation, Depletion and Amortization	113.1	108.5	90.6	324.5	263.2
Asset Retirement Obligation Expense	8.7	7.5	7.1	27.6	25.9
Selling and Administrative Expenses	43.7	43.0	31.5	129.3	118.8
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(23.6)	(98.7)	(35.0)	(159.0)	(94.3)
Income from Equity Affiliates	(3.0)	(4.3)	(5.2)	(9.4)	(19.1)

Operating Profit	89.1	188.6	173.0	433.0	519.9
Interest Income	(5.0)	(3.6)	(1.9)	(14.0)	(6.0)
Interest Expense:
Debt-Related Interest	57.4	57.8	24.5	172.0	72.7
Surety Bond and Letter of Credit Fees	1.5	1.2	1.9	4.7	6.4
Income Tax Provision	5.9	19.1	2.7	37.7	10.8
Minority Interests	(3.0)	6.4	3.8	4.1	10.3

Net Income	$32.3	$107.7	$142.0	$228.5	$425.7

Diluted EPS (1)	$0.12	$0.40	$0.53	$0.85	$1.58
EBITDA	$210.9	$304.6	$270.7	$785.1	$809.0

(1)	Weighted average diluted shares outstanding were 268.9 million, 268.7 million and 268.8 million for the quarters ended Sept. 30, 2007, June 30, 2007, and Sept. 30, 2006, respectively, and were 268.6 million and 269.3 million for the nine months ended Sept. 30, 2007 and 2006, respectively.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Sept. 30, 2007, June 30, 2007 and Sept. 30, 2006 and Nine Months Ended Sept. 30, 2007 and 2006

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
	2007	2007	2006	2007	2006
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$1,090.1	$996.0	$933.9	$3,084.9	$2,798.2
Australian Mining Operations	314.0	260.4	191.5	861.3	562.4
Trading and Brokerage Operations	76.2	59.4	133.0	211.7	515.5
Other	13.3	6.3	6.6	22.9	17.1

Total	$1,493.6	$1,322.1	$1,265.0	$4,180.8	$3,893.2

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.9	13.1	13.7	40.5	41.5
Western U.S. Mining Operations	42.7	38.3	40.4	118.9	119.0
Australian Mining Operations	6.2	5.0	2.3	16.2	6.6
Trading and Brokerage Operations	5.7	6.1	4.4	16.3	15.8

Total (1)	68.5	62.5	60.8	191.9	182.9

Revenues per Ton — Mining Operations
Eastern U.S.	$39.24	$38.58	$36.86	$38.70	$37.01
Western U.S.	12.78	12.80	10.60	12.76	10.60
Total — U.S.	19.27	19.36	17.26	19.35	17.43
Australia	50.60	52.21	82.02	53.24	85.09

Operating Costs per Ton — Mining Operations (2)
Eastern U.S.	$33.09	$33.06	$31.87	$32.80	$29.57
Western U.S.	9.30	9.23	7.81	9.19	7.74
Total — U.S.	15.14	15.29	13.92	15.19	13.38
Australia	48.82	43.81	49.79	46.10	56.50

Gross Margin per Ton — Mining Operations (2)
Eastern U.S.	$6.15	$5.52	$4.99	$5.90	$7.44
Western U.S.	3.48	3.57	2.79	3.57	2.86
Total — U.S.	4.13	4.07	3.34	4.16	4.05
Australia	1.78	8.40	32.23	7.14	28.59

Operating Profit per Ton	$1.30	$3.02	$2.85	$2.26	$2.84

	Dollars in Millions

EBITDA — U.S. Mining Operations	$233.7	$209.2	$181.0	$663.8	$649.4
EBITDA — Australian Mining Operations	11.0	41.9	75.2	115.5	188.9
EBITDA — Trading and Brokerage Operations	19.5	26.5	39.3	82.9	76.7
EBITDA — Resource Management (3)	19.7	98.1	30.6	153.1	87.2
Selling and Administrative Expenses	(43.7)	(43.0)	(31.5)	(129.3)	(118.8)
Other Operating Costs, Net (4)	(29.3)	(28.1)	(23.9)	(100.9)	(74.4)
EBITDA	210.9	304.6	270.7	785.1	809.0
Depreciation, Depletion and Amortization	(113.1)	(108.5)	(90.6)	(324.5)	(263.2)
Asset Retirement Obligation Expense	(8.7)	(7.5)	(7.1)	(27.6)	(25.9)
Operating Profit	89.1	188.6	173.0	433.0	519.9
Operating Cash Flow	254.5	(13.9)	220.9	493.3	434.3
Coal Reserve Lease Expenditures	54.8	63.5	54.8	178.2	178.2
Capital Expenditures (Excludes Acquisitions)	140.5	153.7	92.3	428.9	292.4

(1)	Metallurgical sales totaled 3.9 million tons, 3.0 million tons, and 3.1 million tons for the third quarter 2007, second quarter 2007, and third quarter 2006, respectively, as well as 10.2 million tons and 9.1 million tons for the nine months ended Sept. 30, 2007 and 2006, respectively. Total non-U.S. sales were 9.8 million tons, 7.7 million tons, and 4.0 million tons for the third quarter 2007, second quarter 2007, and third quarter 2006, respectively, as well as 25.2 million tons and 13.5 million tons for the nine months ended Sept. 30, 2007 and 2006, respectively.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(4)	Includes generation development costs, coalbed methane development activities, costs associated with post-mining activities, and income from an equity interest in a Venezuelan joint venture.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets
Sept. 30, 2007, June 30, 2007, and Dec. 31, 2006
(Dollars in Millions)

	(Unaudited)	(Unaudited)
	Sept. 30, 2007	June 30, 2007	Dec. 31, 2006

Cash and Cash Equivalents	$216.3	$82.3	$326.5
Receivables	277.4	259.6	358.2
Inventories	267.2	285.7	237.6
Assets from Coal Trading Activities	706.0	270.3	150.4
Deferred Income Taxes	107.0	107.0	107.0
Other Current Assets	208.2	140.0	116.9

Total Current Assets	1,782.1	1,144.9	1,296.6
Net Property, Plant, Equipment and Mine Development	7,832.3	7,763.9	7,551.5
Investments and Other Assets	840.1	777.0	666.0

Total Assets	$10,454.5	$9,685.8	$9,514.1

Current Maturities of Debt	$63.2	$36.8	$95.8
Liabilities from Coal Trading Activities	662.3	227.1	126.7
Accounts Payable and Accruals	1,177.8	1,005.4	1,104.9

Total Current Liabilities	1,903.3	1,269.3	1,327.4
Long-Term Debt	3,153.0	3,155.2	3,202.0
Deferred Income Taxes	247.8	221.1	195.2
Other Long-Term Liabilities	2,477.8	2,416.1	2,417.7

Total Liabilities	7,781.9	7,061.7	7,142.3
Minority Interests	29.7	39.8	33.3
Stockholders’ Equity	2,642.9	2,584.3	2,338.5

Total Liabilities and Stockholders’ Equity	$10,454.5	$9,685.8	$9,514.1

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2007 and 2006
(Dollars in Millions)

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2007	2006	2007	2006

EBITDA	$210.9	$270.7	$785.1	$809.0
Depreciation, Depletion and Amortization	113.1	90.6	324.5	263.2
Asset Retirement Obligation Expense	8.7	7.1	27.6	25.9
Interest Income	(5.0)	(1.9)	(14.0)	(6.0)
Interest Expense	58.9	26.4	176.7	79.1
Income Tax Provision	5.9	2.7	37.7	10.8
Minority Interests	(3.0)	3.8	4.1	10.3

Net Income	$32.3	$142.0	$228.5	$425.7

Reconciliation of EBITDA to Net Income — 2007 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Year Ended Dec. 31, 2007
	Targeted Results *
	Low	High

EBITDA	$900	$1,000
Depreciation, Depletion and Amortization	360	375
Asset Retirement Obligation Expense	20	18
Interest Income	(5)	(6)
Interest Expense	241	239
Income Tax Benefit	(125)	(100)
Minority Interests	5	2

Income from Continuing Operations	$404	$472

Diluted Earnings Per Share	$1.50	$1.75

*	The targeted results above exclude the 2007 results of operations of Patriot, which will be reflected as a discontinued operation in Peabody’s financial statements as of and for the year ended Dec. 31, 2007, due to the spin-off of the Patriot entity from Peabody via a stock dividend in the fourth quarter of 2007. These targets also exclude certain one-time transaction costs and contract charges that will be recognized in the fourth quarter related to the Patriot spin-off transaction.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Income Statement — Peabody Pro Forma Excluding Patriot
For the Nine Months Ended Sept. 30, 2007 and 2006

Unaudited Pro Forma Estimates Provided for Information Only
(Dollars in Millions, Except Per Share Data)

	Nine Months Ended
	Sept.	Peabody	Sept.	Peabody
	2007	Pro Forma (1)	2006	Pro Forma (1)

Tons Sold (In Millions)	191.9	174.9	182.9	164.2

Revenues	$4,180.8	$3,361.7	$3,893.2	$3,006.5
Operating Costs and Expenses	3,434.8	2,635.2	3,078.8	2,319.7
Depreciation, Depletion and Amortization	324.5	261.8	263.2	204.7
Asset Retirement Obligation Expense	27.6	14.7	25.9	10.3
Selling and Administrative Expenses	129.3	129.3	118.8	118.8
Other Operating Income:
Net Gain on Disposal or Exchange of Assets	(159.0)	(76.3)	(94.3)	(46.4)
Income from Equity Affiliates	(9.4)	(9.4)	(19.1)	(19.0)

Operating Profit	433.0	406.4	519.9	418.4
Interest Income	(14.0)	(5.7)	(6.0)	(5.6)
Interest Expense:
Debt-Related Interest	172.0	165.5	72.7	64.1
Surety Bond and Letter of Credit Fees	4.7	4.7	6.4	6.4
Income Tax Provision (Benefit)	37.7	36.9	10.8	(8.6)
Minority Interests	4.1	—	10.3	(0.2)

Income from Continuing Operations	$228.5	$205.0	$425.7	$362.3

Diluted EPS	$0.85	$0.76	$1.58	$1.34

EBITDA	$785.1	$682.9	$809.0	$633.4

(1)	The Peabody pro forma results above exclude Patriot historical results from Peabody’s continuing operations. The Patriot results will be reclassified as a discontinued operation and do not include certain pro forma adjustments, including the repricing of a coal supply agreement or projected reductions in selling and administrative expenses, that will impact Patriot’s results of operations after the Oct. 31, 2007 spin-off. For further information, please review Patriot’s Form 10 filings with the Securities and Exchange Commission.
Note: The above schedule is provided for information purposes only, and should be read in conjunction with our Form 8-K filed Nov. 6, 2007. Because the spin-off of Patriot did not occur until Oct. 31, 2007, for GAAP reporting purposes Peabody is required to present its results of operations for the quarter and nine months ended Sept. 30, 2007 with Patriot included in continuing operations.

Condensed Balance Sheet — Peabody Pro Forma Excluding Patriot
Sept. 30, 2007

Unaudited Pro Forma Estimates Provided for Information Only
(Dollars in Millions)

	(Unaudited)	Peabody
	Sept. 30, 2007	Pro Forma

Cash and Cash Equivalents	$216.3	$159.7
Receivables	277.4	162.5
Inventories	267.2	234.5
Assets from Coal Trading Activities	706.0	706.0
Deferred Income Taxes	107.0	77.0
Other Current Assets	208.2	202.1

Total Current Assets	1,782.1	1,541.8
Net Property, Plant, Equipment and Mine Development	7,832.3	6,973.3
Investments and Other Assets	840.1	697.0

Total Assets	$10,454.5	$9,212.1

Current Maturities of Debt	$63.2	$63.2
Liabilities from Coal Trading Activities	662.3	662.3
Accounts Payable and Accruals	1,177.8	1,015.2

Total Current Liabilities	1,903.3	1,740.7
Long-Term Debt	3,153.0	3,134.7
Deferred Income Taxes (1)	247.8	367.8
Workers’ Compensation	234.4	21.8
Retiree Healthcare	1,373.3	768.8
Asset Retirement Obligations	439.0	310.1
Combined Benefit Fund	33.3	—
Other Long-Term Liabilities (1)	397.8	617.1

Total Liabilities	7,781.9	6,961.0
Minority Interests	29.7	15.9
Stockholders’ Equity (1)	2,642.9	2,235.2

Total Liabilities and Stockholders’ Equity	$10,454.5	$9,212.1

(1)	Assumes estimated loss related to spin-off transaction costs and one-time charges of $150 million, net of income taxes.
Note: The above schedule is provided for information purposes only, and should be read in conjunction with our Form 8-K filed Nov. 6, 2007. Because the spin-off of Patriot did not occur until Oct. 31, 2007, for GAAP reporting purposes Peabody is required to present its results of operations for the quarter and nine months ended Sept. 30, 2007 with Patriot included in continuing operations.